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                                                                      EXHIBIT 23






                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Southside Bancshares Corp.:


         We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 33-78454 and No. 333-00579) of Southside Bancshares Corp. of our report dated March 5, 1999, relating to the consolidated balance sheets of Southside Bancshares Corp. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Southside Bancshares Corp.



                                                  /s/ KPMG LLP



St. Louis, Missouri
March 25, 1999